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AMENDED AND RESTATED
EMPLOYMENT AGREEMENT

This AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”), is dated as of and shall become effective upon the Effective Time (as defined in Section 2, below), by and among THOMAS LYNCH, residing at 14 Harnden Road, Foxboro, Massachusetts 02035 (“Executive”), FREDERICK’S OF HOLLYWOOD GROUP INC., a New York corporation (“Company”), and FOHG Holdings, LLC, a Delaware limited liability company (“FOHG”).

WHEREAS, the Company and Executive entered into an agreement dated as of June 29, 2010 governing the terms and conditions of Executive’s employment by the Company for a term ending on January 2, 2014 (the “Employment Agreement”);

WHEREAS, the Company and Executive entered into a certain letter agreement, dated as of December 31, 2012, amending the Employment Agreement (the “Amendment” and, together with the Employment Agreement, the “Existing Agreement”);

WHEREAS, the Company and FOHG desire to continue the employment of Executive, and Executive desires to continue his employment with the Company; and

WHEREAS, the Company, FOHG and Executive wish to amend and restate the Existing Agreement in its entirety on the terms, and subject to the conditions, set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.           Employment, Duties and Acceptance.

1.1.        Prior Agreement. The Existing Agreement is hereby amended, restated and superseded in its entirety by the terms, conditions and agreements set forth in this Agreement.

1.2.        General. During the Term (as defined herein), the Company shall employ Executive as its Chief Executive Officer (“CEO”). All of Executive’s powers and authority in any capacity shall at all times be subject to the direction and control of the Company’s Board of Directors. Executive shall report directly to the Company’s Board of Directors. The Company’s Board of Directors may assign to Executive such general management and supervisory responsibilities and executive duties for the Company or any subsidiary of the Company, including serving as a director and/or officer, as are consistent with Executive’s status as CEO. The Company and Executive acknowledge that (i) Executive’s primary functions and duties as CEO shall be to manage and supervise the overall operations of the Company’s business and (ii) each of the Company and Executive expect that during the term hereof and for the foreseeable future, the Company shall be a non-public company with a single or majority controlling shareholder.

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1.3.        Full-Time Position. Executive accepts such employment and agrees to devote substantially all of his business time, energies and attention to the performance of his duties hereunder. Nothing herein shall be construed as preventing Executive from making and supervising personal investments, provided they will not interfere with the performance of Executive’s duties hereunder or violate the provisions of Section 6.4 hereof.

1.4.        Location. Executive shall be based in New England. Executive shall undertake such travel, within or outside the United States, as is reasonably necessary in the interests of the Company to fully perform his duties hereunder.

2.           Term. The term of Executive’s employment hereunder will commence upon the Effective Time (as such term is defined that certain Agreement and Plan of Merger by and among the Company, FOHG and FOHG Acquisition Corp., a New York corporation, dated as of December 18, 2013) and shall continue until the third (3rd) anniversary of the Effective Time (“Term”), unless terminated earlier as hereinafter provided in this Agreement, or unless extended by mutual written agreement of the Company, FOHG and Executive. Unless the Company and Executive have otherwise agreed in writing, if Executive continues to work for the Company after the expiration of the Term, Executive’s employment thereafter shall be under the same terms and conditions provided for in this Agreement, except that his employment will be on an “at will” basis and the provisions of Section 4.4 and Section 4.6(d)(i), (ii), (vi), (vii) and (viii) shall no longer be in effect.

3.           Compensation and Benefits.

3.1.        Annual Base Salary. The Company shall pay to Executive a salary (“Base Salary”) at the annual rate of $540,000, with such increases as may be approved by the Company’s Board of Directors and FOHG. Executive’s compensation shall be paid in equal, periodic installments in accordance with the Company’s normal payroll procedures.

3.2.        Bonuses.

(a)          Incentive Bonus. In addition to Base Salary, for each of the fiscal years ending on the last Saturday of September in calendar years 2014, 2015 and 2016, Executive shall be eligible to earn a target annual incentive bonus of up to sixty-five percent (65%) of Executive’s Base Salary (“Incentive Bonus”), which shall be based on the Company and Executive achieving goals and objectives established by the Committee and approved by the Company’s Board of Directors for each fiscal year. Any amounts due under this Section 3.2 shall be payable to the Executive in accordance with the terms of an annual bonus program(s) approved by the Company’s Board of Directors and FOHG.

(b)          Discretionary Bonus. Executive shall be eligible to receive from time to time such discretionary bonuses as the Company’s Board of Directors and FOHG, at its discretion, deem appropriate

(c)          Signing Bonus. Within thirty (30) days of the Effective Time, the Company shall pay to Executive, a one-time cash signing bonus of $150,000.

3.3.        Equity Grant. As additional compensation for Executive entering into this Agreement and agreeing to be bound by its terms, and for the services to be rendered by Executive hereunder, FOHG shall recommend to its Board that a grant of 53 Series B Units shall be made to Executive promptly, but in no event after the date that is sixty (60) days, following the Effective Time. The terms of such Series B Units shall be governed by the FOHG LLC Agreement and the Grant Agreement pursuant to which such grant is made.

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3.4.        Benefit Plans.

(a)          Executive shall be eligible to participate in the welfare benefit plans, practices, policies and programs (including, but not limited to, medical, dental, short and long-term disability, employee life, group life and accidental death insurance plans and programs) and all savings and retirement plans in accordance with the terms and conditions of such plans, policies and programs maintained by the Company for its senior executives.

(b)          The Company will, at its own cost and expense, maintain (i) a life insurance policy on the life of Executive which will provide a death benefit to Executive’s beneficiary in the amount of $1,500,000 and which will be owned by Executive and (ii) a disability insurance policy which will provide a non-taxable benefit of at least $10,000 per month payable to Executive until Executive attains the age of 64. Notwithstanding the foregoing, Executive hereby acknowledges that the cost of premiums for such life insurance and disability insurance policies will be considered taxable income for Executive in the year paid by the Company and will be reported by the Company to the Internal Revenue Service as taxable income.

3.5.        Vacation. Executive shall be entitled to take off such holidays as are observed by the Company from time to time and up to five (5) weeks of paid vacation during each calendar year, to be taken at times mutually acceptable to Executive and the Company in accordance with the Company’s vacation policies and procedures applicable to senior executives of the Company. Executive’s annual vacation shall accrue ratably on a monthly basis and the total maximum amount of accrued vacation at any time shall be limited to fifteen (15) weeks. The Company acknowledges that as of the Effective Time, Executive has accrued 10 weeks of vacation.

3.6.        Expenses. The Company will pay or reimburse Executive for all transportation, hotel and other expenses reasonably incurred by Executive on business trips and for all other ordinary and reasonable out-of-pocket expenses actually incurred by him in the conduct of the business of the Company against itemized vouchers submitted with respect to any such expenses and approved in accordance with customary procedures adopted by the Board.

4.            Termination.

4.1.        Death. If Executive dies during the term of this Agreement, Executive’s employment hereunder shall terminate and the Company shall pay to Executive’s estate the amount set forth in Section 4.6(a).

4.2.        Disability. The Company, by written notice to Executive, may terminate Executive’s employment hereunder if Executive shall fail because of illness or incapacity to render services of the character contemplated by this Agreement for one hundred and eighty (180) consecutive calendar days in any consecutive twelve calendar month period. Upon such termination, the Company shall pay to Executive the amount set forth in Section 4.6(b).

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4.3.        By Company for “Cause”. The Company, by written notice to Executive, may terminate Executive’s employment hereunder for “Cause.” As used herein, “Cause” shall mean: (a) the refusal, or failure resulting from the lack of good faith efforts, by Executive to carry out specific directions of the Company’s Board of Directors or FOHG which are of a material nature, or the refusal, or failure resulting from the lack of good faith efforts, by Executive to perform a material part of Executive’s duties hereunder; (b) the commission by Executive of a material breach of any of the provisions of this Agreement; (c) fraud or dishonest action by Executive in his relations with the Company or any of its subsidiaries or affiliates, or with any customer or business contact of the Company or any of its subsidiaries or affiliates (“dishonest” for these purposes shall mean Executive knowingly making a material misstatement or omission, or knowingly committing a material improper act, for his personal benefit); or (d) the conviction of Executive of any crime involving an act of moral turpitude. Notwithstanding the foregoing, no “Cause” for termination shall be deemed to exist with respect to Executive’s acts described in clauses (a) or (b) above, unless the Company shall have given written notice to Executive specifying the “Cause” with reasonable particularity and, within thirty (30) calendar days after such notice, Executive shall not have cured or eliminated the problem or thing giving rise to such “Cause;” provided, however, that a repeated breach after notice and cure of any provision of clauses (a) or (b) above involving the same or substantially similar actions or conduct, shall be grounds for termination for “Cause” without any additional notice from the Company. Upon such termination, the Company shall pay to executive the amount set forth in Section 4.6(c).

4.4.        By Employee for “Good Reason”. The Executive, by written notice to the Company, may terminate Executive’s employment hereunder if a “Good Reason” exists. For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following circumstances without the Executive’s prior express written consent: (a) a substantial and material breach of this Agreement by the Company; (b) a failure by the Company to make any payment to Executive when due, unless the payment is not material and is being contested by the Company, in good faith; (c) a material adverse change in the nature of Executive’s title, duties or responsibilities with the Company that represents a demotion from his title, duties or responsibilities as in effect immediately prior to such change or (d) a material and adverse change in Executive’s compensation and benefits described in Section 3 of this Agreement without Executive’s consent. Notwithstanding the foregoing, “Good Reason” shall not be deemed to exist with respect to the Company’s acts described in clauses (a), (b), (c), or (d) above, unless the Executive shall have given written notice to the Company specifying the Good Reason with reasonable particularity and, within thirty (30) calendar days after such notice, the Company shall not have cured or eliminated the problem or thing giving rise to such Good Reason; provided, however, that a repeated breach after notice and cure of any provision of clauses (a), (b),  (c) or (d) above involving the same or substantially similar actions or conduct, shall be grounds for termination for Good Reason without any additional notice from the Executive. Upon such termination, the Company shall pay to Executive the amount set forth in Section 4.6(d).

4.5.        By Company Without “Cause”. The Company may terminate Executive’s employment hereunder without “Cause”. Upon such termination, the Company shall pay to Executive the amount set forth in Section 4.6(d).

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4.6.        Compensation Upon Termination.

(a)          Payment Upon Death. In the event that Executive’s employment is terminated pursuant to Section 4.1, the Company shall no longer be under any obligation to Executive or his legal representatives pursuant to this Agreement except for (i) the Base Salary due Executive pursuant to Section 3.1 hereof through the date of termination, (ii) any Incentive Bonus which would have become payable under Section 3.2 for the year in which the employment was terminated, prorated by multiplying the full amount of the Incentive Bonus by a fraction, the numerator of which is the number of “full calendar months” worked by Executive during the year of termination and the denominator of which is 12 (a “full calendar month” is a month in which the Executive worked at least two weeks), which Incentive Bonus will be calculated and paid after the Company’s fiscal year end, but in any event no later than the December 31st following the end of such fiscal year, and in accordance with the Company’s customary procedures (“Pro-Rated Bonus”), (iii) all earned and previously approved but unpaid Incentive Bonuses and other discretionary bonuses for any year prior to the year of termination, (iv) all valid expense reimbursements and (v) all accrued but unused vacation pay.

(b)          Payment Upon Disability. In the event that Executive’s employment is terminated pursuant to Section 4.2, the Company shall no longer be under any obligation to Executive or his legal representatives pursuant to this Agreement except for (i) the Base Salary due Executive pursuant to Section 3.1 hereof through the date of termination, (ii) any Pro-Rated Bonus which would have become payable under Section 3.2 for the year in which the employment was terminated, which Pro-Rated Bonus will be calculated and paid after the Company’s fiscal year end, but in any event no later than the December 31st following the end of such fiscal year, and in accordance with the Company’s customary procedures, (iii) all earned and previously approved but unpaid Incentive Bonuses and other discretionary bonuses for any year prior to the year of termination, (iv) all valid expense reimbursements; and (v) all accrued but unused vacation pay.

(c)          Payment Upon Termination by the Company For “Cause” or by Executive without “Good Reason”. If the Company terminates Executive’s employment hereunder pursuant to Section 4.3 or if Executive terminates his employment hereunder without Good Reason pursuant Section 4.4, the Company shall have no further obligations to the Executive hereunder, except the Company shall pay to Executive the Base Salary, all valid expense reimbursements and all unused vacation pay required by law through the date of termination.

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(d)          Payment Upon Termination by Company Without Cause or by Executive for “Good Reason” or Following Expiration of Term. In the event that Executive’s employment is terminated pursuant to Section 4.4 or 4.5, or if the Company does not continue Executive’s employment at the end of the Term and thereafter upon terms substantially similar to the terms of this Agreement (excluding the Series B Unit Grant provided for in Section 3.3 and the commitment to offer employment for a specified term), the Company shall have no further obligations to Executive hereunder except for: (i) the Base Salary due Executive pursuant to Section 3.1 hereof through the end of the Term; (ii) any Pro-Rated Bonus which would have become payable under Section 3.2 for the year in which the employment was terminated, which Pro-Rated Bonus will be calculated and paid after the Company’s fiscal year end, but in any event no later than the December 31st following the end of such fiscal year, and in accordance with the Company’s customary procedures; (iii) all earned and previously approved but unpaid Incentive Bonuses and other discretionary bonuses; (iv) all valid expense reimbursements; (v) all accrued but unused vacation pay; (vi) the benefits set forth in Section 3.5 through the end of the Term; (vii) the sum of $450,000.00; and (viii) medical coverage at the Company’s expense for one year commencing on either (a) the last day of the Term if Executive’s employment is terminated during the Term or (b) the date of termination if Executive’s employment is terminated at any time after the end of the Term; provided, however, that Executive’s medical coverage shall terminate upon the Executive becoming covered under a similar program by reason of employment elsewhere. The provisions of this Section 4.6(d)(iii), (iv), (v), (vii) and (viii) shall survive termination of this Agreement, as applicable. The amounts payable pursuant to this Section 4.6(d)(iii), (vi), and (vii) shall be paid within thirty (30) days following the date on which Executive’s employment with the Company terminates.

Notwithstanding any other provision or subsection of this Section 4.6, all payments and benefits due to Executive under this Section 4.6, above, except for amounts which are required to be paid to Executive by law, shall be expressly conditioned on, and shall be payable or continued only if, Executive (or, to the extent applicable, Executive’s personal representative) delivers to the Company (and does not revoke within seven (7) days after the execution thereof) a general release of all claims in form and substance which is acceptable to the Company.

4.7.        Resignation as Director Upon Termination of Employment. If Executive’s employment hereunder is terminated for any reason, then Executive shall, at the Company’s request, resign as a director of the Company and all of its subsidiaries, effective upon the occurrence of such termination.

5.            Executive Indemnity. The Company agrees to indemnify Executive and hold Executive harmless against all costs, expenses (including, without limitation, reasonable attorneys’ fees) and liabilities (other than settlements to which the Company does not consent, which consent shall not be unreasonably withheld) (collectively, “Losses”) reasonably incurred by Executive in connection with any claim, action, proceeding or investigation brought against or involving Executive with respect to, arising out of or in any way relating to Executive’s employment with the Company or Executive’s service as a director of the Company; provided, however, that the Company shall not be required to indemnify Executive for Losses incurred as a result of Executive’s intentional misconduct or gross negligence (other than matters where Executive acted in good faith and in a manner he reasonably believed to be in and not opposed to the Company’s best interests). Executive shall promptly notify the Company of any claim, action, proceeding or investigation under this paragraph and the Company shall be entitled to participate in the defense of any such claim, action, proceeding or investigation and, if it so chooses, to assume the defense with counsel selected by the Company; provided that Executive shall have the right to employ counsel to represent him (at the Company’s expense) if Company counsel would have a “conflict of interest” in representing both the Company and Executive. The Company shall not settle or compromise any claim, action, proceeding or investigation without Executive’s consent, which consent shall not be unreasonably withheld; provided, however, that such consent shall not be required if the settlement entails only the payment of money and the Company fully indemnifies Executive in connection therewith. The Company further agrees to advance any and all expenses (including, without limitation, the fees and expenses of counsel) reasonably incurred by the Executive in connection with any such claim, action, proceeding or investigation, provided Executive first enters into an appropriate agreement for repayment of such advances if indemnification is found not to have been available.

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6.            Protection of Confidential Information; Non-Solicitation.

6.1.        Acknowledgement. Executive acknowledges that:

(a)          As a result of his employment with the Company, Executive has obtained and will obtain secret and confidential information concerning the business of FOHG, the Company and its subsidiaries and affiliates (referred to collectively in this Section 6 as the “Company”), including, without limitation, financial information, designs and other proprietary rights, trade secrets and “know-how,” customers and sources (“Confidential Information”).

(b)          The Company will suffer substantial damage which will be difficult to compute if, during the period of his employment with the Company or thereafter, Executive should divulge Confidential Information.

(c)          The provisions of this Agreement are reasonable and necessary for the protection of the business of the Company.

6.2.        Confidentiality. Executive agrees that he will not at any time, either during the Term or thereafter, divulge to any person or entity any Confidential Information obtained or learned by him as a result of his employment with, or prior retention by, the Company, except: (i) in the course of performing his duties hereunder; (ii) with the Company’s express written consent; (iii) to the extent that any such information is in the public domain other than as a result of Executive’s breach of any of his obligations hereunder; or (iv) where required to be disclosed by court order, subpoena or other government process. If Executive shall be required to make disclosure pursuant to the provisions of clause (iv) of the preceding sentence, Executive promptly, but in no event more than two (2) business days after learning of such subpoena, court order, or other government process, shall notify, by personal delivery or by electronic means, confirmed by mail, the Company and, at the Company’s expense, Executive shall: (a) take all reasonably necessary and lawful steps required by the Company to defend against the enforcement of such subpoena, court order or other government process and (b) permit the Company to intervene and participate with counsel of its choice in any proceeding relating to the enforcement thereof.

6.3.        Documents. Upon termination of employment with the Company, Executive will promptly deliver to the Company all memoranda, notes, records, reports, manuals, drawings, blueprints and other documents (and all copies thereof) relating to the business of the Company and all property associated therewith, which Executive may then possess or have under Executive’s control; provided, however, that Executive shall be entitled to retain copies of such documents reasonably necessary to document Executive’s financial relationship (both past and future) with the Company.

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6.4.        Non-Solicitation. During the period commencing on the date hereof and ending on the date which is one year after the date upon which Executive’s employment hereunder is terminated, Executive, without the prior written permission of the Company, shall not, anywhere in the world, (i) employ or retain, or have or cause any other person or entity to employ or retain, any person who was employed or retained by the Company at any time within 180 days prior to the termination of Executive’s employment; or (ii) solicit, interfere with, or endeavor to entice away from the Company, for the benefit of any person, firm or corporation engaged in any business which is directly or indirectly in competition with the Company, any of its suppliers, vendors or customers or any other persons with whom the Company has a contractual relationship.

6.5.        Non-Disparagement. Executive shall not make any negative, disparaging, detrimental or derogatory remarks or statements (written, oral, telephonic, electronic, or by any other method) about the Company or its Subsidiaries or any of their respective owners, partners, managers, directors, officers, employees or agents, including, without limitation, any remarks or statements that could be reasonably expected to adversely affect in any manner (a) the conduct of the Company’s or its Subsidiaries’ businesses or (b) the business reputation or relationships of the Company or its Subsidiaries and/or any of their past or present officers, directors, agents, employees, attorneys, successors and assigns. Similarly, the Company shall not make any negative, disparaging, detrimental or derogatory remarks or statements (written, oral, telephonic, electronic, or by any other method) about Executive.

6.6.        Injunctive Relief. If Executive commits a breach, or threatens to commit a breach, of any of the provisions of Sections 6.2, 6.3, 6.4 or 6.5, the Company shall have the right and remedy to seek to have the provisions of this Agreement specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed by Executive that the services being rendered hereunder to the Company are of a special, unique and extraordinary character and that any such breach or threatened breach will cause irreparable injury to the Company and that money damages will not provide an adequate remedy to the Company. The rights and remedies enumerated in this Section 6.6 shall be in addition to, and not in lieu of, any other rights and remedies available to the Company under law or equity. In connection with any legal action or proceeding arising out of or relating to this Agreement, the prevailing party in such action or proceeding shall be entitled to be reimbursed by the other party for the reasonable attorneys’ fees and costs incurred by the prevailing party.

6.7.        Arbitration. Any controversy, claim or dispute between the parties relating to Executive’s employment or termination of employment, whether or not the controversy, claim or dispute arises under this Agreement, shall be resolved by arbitration in New York County, New York, in accordance with the Employment Arbitration Rules and Mediation Procedures (“Rules”) of the American Arbitration Association through a single arbitrator selected in accordance with the Rules. The decision of the arbitrator shall be rendered within thirty (30) days of the close of the arbitration hearing and shall include written findings of fact and conclusions of law reflecting the appropriate substantive law. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof in the State of New York. In reaching his or her decision, the arbitrator shall have no authority (a) to authorize or require the parties to engage in discovery (provided, however, that the arbitrator may schedule the time by which the parties must exchange copies of the exhibits that, and the names of the witnesses whom, the parties intend to present at the hearing), (b) to change or modify any provision of this Agreement, (c) to base any part of his or her decision on the common law principle of constructive termination, or (d) to award punitive damages or any other damages not measured by the prevailing party’s actual damages and may not make any ruling, finding or award that does not conform to this Agreement. Each party shall bear all of his or its own legal fees, costs and expenses of arbitration to the fullest extent permitted by applicable law, and one-half (½) of the costs of the arbitrator.

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6.8.        Modification. If any provision of this Section 6 is held to be unenforceable because of the scope, duration or area of its applicability, the tribunal making such determination shall have the power to modify such scope, duration, or area, or all of them, and such provision or provisions shall then be applicable in such modified form.

6.9.        Survival. The provisions of this Section 6 shall survive the termination of this Agreement for any reason, except in the event Executive is terminated by the Company without “Cause”, or if Executive terminates this Agreement with “Good Reason,” in either of which events, Section 6.4 shall be null and void and of no further force or effect.

7.            Miscellaneous Provisions.

7.1.        Notices. All notices provided for in this Agreement shall be in writing, and shall be deemed to have been duly given when (i) delivered personally to the party to receive the same, or (ii) when mailed first class postage prepaid, by certified mail, return receipt requested, addressed to the party to receive the same at his or its address set forth below, or such other address as the party to receive the same shall have specified by written notice given in the manner provided for in this Section 7.1. All notices shall be deemed to have been given as of the date of personal delivery or mailing thereof.

If to Executive:

Mr. Thomas Lynch
14 Harnden Road

Foxboro, Massachusetts 02035

If to the Company:

Frederick’s of Hollywood Group Inc.
6255 Sunset Boulevard
Hollywood, California 90028
Attn: General Counsel

7.2.        Entire Agreement; Waiver. This Agreement, the Grant Agreement and the FOHG set forth the entire agreement of the parties relating to the employment of Executive and are intended to supersede all prior negotiations, understandings and agreements. No provisions of this Agreement or the Grant Agreement may be waived or changed except by a writing by the party against whom such waiver or change is sought to be enforced. The failure of any party to require performance of any provision hereof shall in no manner affect the right at a later time to enforce such provision.

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7.3.        Governing Law. All questions with respect to the construction of this Agreement, and the rights and obligations of the parties hereunder, shall be determined in accordance with the law of the State of New York applicable to agreements made and to be performed entirely in New York.

7.4.        Binding Effect; No Assignment. This Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Company. This Agreement shall not be assignable by Executive, but shall inure to the benefit of and be binding upon Executive’s heirs and legal representatives.

7.5.        Severability. Should any provision of this Agreement become legally unenforceable, no other provision of this Agreement shall be affected, and this Agreement shall continue as if the Agreement had been executed absent the unenforceable provision.

7.6.        Certain Defined Terms. Capitalized terms used, but not otherwise defined, herein shall have the meaning ascribed to them in that certain Amended and Restated Limited Liability Company Agreement of FOHG Holdings, LLC, dated as of December 18, 2013 (the “FOHG LLC Agreement”).

7.7.        Section 409A.

(a)          This Agreement is intended to comply with the provisions of Internal Revenue Code Section 409A (“Section 409A”). To the extent that any payments and/or benefits provided hereunder are not considered compliant with Section 409A, the parties agree that the Company shall take all actions necessary to make such payments and/or benefits become compliant.

(b)          Notwithstanding any other provisions of this Agreement, if Executive is deemed on the date of termination to be a “specified employee” within the meaning of that term under Internal Revenue Code Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is considered nonqualified deferred compensation under Section 409A payable on account of a “separation from service,” such payment or benefit shall be made or provided at the date which is the earlier of (A) the expiration of the six (6) month period measured from the date of such “separation from service” of Executive, and (B) the date of Executive’s death (either such period, the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to Section 4.6(d) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed on the first business day following the expiration of the Delay Period to Executive in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

/s/ Thomas Lynch
THOMAS LYNCH

FREDERICK’S OF HOLLYWOOD GROUP INC.

By:	/s/ Thomas Rende
Name: Thomas Rende
Title: Chief Financial Officer

FOHG HOLDINGS, LLC

By:	/s/ Philip Falcone
Name: Philip Falcone
Title: Manager

[Signature Page to Thomas Lynch Amended and Restated Employment Agreement]